                                                                     EXHIBIT 4.2






                       ADVANCED FIBRE COMMUNICATIONS, INC.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               SERIES E PREFERRED
                            STOCK PURCHASE AGREEMENT

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- -------------------------------------------------------------------------------


                               SEPTEMBER 29, 1995

                                TABLE OF CONTENTS
                                                                            Page


1.   Purchase and Sale of Stock. . . . . . . . . . . . . . . . . . . . . .   1
     1.1  Sale and Issuance of Series E Preferred Stock. . . . . . . . . .   1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.3  Subsequent Sale of Series E Preferred Stock. . . . . . . . . . .   1

2.   Representations and Warranties of the Company . . . . . . . . . . . .   1
     2.1  Organization, Good Standing and Qualification. . . . . . . . . .   1
     2.2  Capitalization and Voting Rights . . . . . . . . . . . . . . . .   2
     2.3  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.4  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.5  Valid Issuance of Preferred Stock, Common Stock and Warrants . .   3
     2.6  Governmental Consents. . . . . . . . . . . . . . . . . . . . . .   3
     2.7  Section 83(b) Elections. . . . . . . . . . . . . . . . . . . . .   3
     2.8  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     2.9  Proprietary Information and Stockholder Agreements . . . . . . .   4
     2.10 Patents and Trademarks . . . . . . . . . . . . . . . . . . . . .   4
     2.11 Compliance with Other Instruments. . . . . . . . . . . . . . . .   4
     2.12 Agreements; Action . . . . . . . . . . . . . . . . . . . . . . .   5
     2.13 Related-Party Transactions . . . . . . . . . . . . . . . . . . .   5
     2.14 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.15 Environmental and Safety Laws. . . . . . . . . . . . . . . . . .   6
     2.16 Manufacturing and Marketing Rights . . . . . . . . . . . . . . .   6
     2.17 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.18 Business Plan. . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.19 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.20 Real Property Holding Company. . . . . . . . . . . . . . . . . .   6
     2.21 Title to Property and Assets . . . . . . . . . . . . . . . . . .   6
     2.22 Labor Agreements and Actions . . . . . . . . . . . . . . . . . .   6
     2.23 Financial Statements . . . . . . . . . . . . . . . . . . . . . .   7
     2.24 Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.25 Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . .   8
     2.26 Tax Returns, Payments and Elections. . . . . . . . . . . . . . .   8
     2.27 Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.28 Registration Rights. . . . . . . . . . . . . . . . . . . . . . .   8

3.   Representations and Warranties of the Investor. . . . . . . . . . . .   8
     3.1  Authorization. . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.2  Purchase Entirely for Own Account. . . . . . . . . . . . . . . .   8
     3.3  Disclosure of Information. . . . . . . . . . . . . . . . . . . .   8
     3.4  Investment Experience. . . . . . . . . . . . . . . . . . . . . .   8
     3.5  Accredited Investor. . . . . . . . . . . . . . . . . . . . . . .   9
     3.6  Restricted Securities. . . . . . . . . . . . . . . . . . . . . .   9
     3.7  Further Limitations on Disposition . . . . . . . . . . . . . . .   9
     3.8  Legends. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

4.   California Commissioner of Corporations . . . . . . . . . . . . . . .  10
     4.1  Corporate Securities Law . . . . . . . . . . . . . . . . . . . .  10


                                       i.

5.   Conditions of Investor's Obligations at Closing . . . . . . . . . . .  10
     5.1  Representations and Warranties . . . . . . . . . . . . . . . . .  10
     5.2  Performance. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.3  Compliance Certificate . . . . . . . . . . . . . . . . . . . . .  10
     5.4  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.5  Proceedings and Documents. . . . . . . . . . . . . . . . . . . .  10
     5.6  Proprietary Information Agreements . . . . . . . . . . . . . . .  10
     5.7  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     5.8  Board of Directors . . . . . . . . . . . . . . . . . . . . . . .  11
     5.9  Opinion of Company Counsel . . . . . . . . . . . . . . . . . . .  11
     5.10 Indemnity Agreement. . . . . . . . . . . . . . . . . . . . . . .  13
     5.11 Certificate of the Secretary of the Company. . . . . . . . . . .  13

6.   Conditions of the Company's Obligations at Closing. . . . . . . . . .  13
     6.1  Representations and Warranties . . . . . . . . . . . . . . . . .  13
     6.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . .  13
     6.3  California Qualification . . . . . . . . . . . . . . . . . . . .  13

7.   Registration Rights . . . . . . . . . . . . . . . . . . . . . . . . .  13
     7.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     7.2  Request for Registration . . . . . . . . . . . . . . . . . . . .  14
     7.3  Company Registration . . . . . . . . . . . . . . . . . . . . . .  15
     7.4  Obligations of the Company . . . . . . . . . . . . . . . . . . .  15
     7.5  Furnish Information. . . . . . . . . . . . . . . . . . . . . . .  16
     7.6  Expenses of Demand Registration. . . . . . . . . . . . . . . . .  16
     7.7  Expenses of Company Registration . . . . . . . . . . . . . . . .  17
     7.8  Underwriting Requirements. . . . . . . . . . . . . . . . . . . .  17
     7.9  Delay of Registration. . . . . . . . . . . . . . . . . . . . . .  17
     7.10 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .  17
     7.11 Reports Under Securities Exchange Act of 1934. . . . . . . . . .  19
     7.12 Form S-3 Registration. . . . . . . . . . . . . . . . . . . . . .  19
     7.13 Assignment of Registration Rights. . . . . . . . . . . . . . . .  20
     7.14 "Market Stand-Off" Agreement . . . . . . . . . . . . . . . . . .  20
     7.15 Amendment of Registration Rights . . . . . . . . . . . . . . . .  21
     7.16 Termination of Registration Rights . . . . . . . . . . . . . . .  21

8.   Covenants of the Company. . . . . . . . . . . . . . . . . . . . . . .  21
     8.1  Delivery of Financial Statements . . . . . . . . . . . . . . . .  21
     8.2  Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     8.3  Termination of Information and Inspection Covenants. . . . . . .  22
     8.4  Assignment of Information and Inspection Rights. . . . . . . . .  22
     8.5  Visitation Rights. . . . . . . . . . . . . . . . . . . . . . . .  22
     8.6  Right of First Offer . . . . . . . . . . . . . . . . . . . . . .  22
     8.7  Amendment to Covenants of Company. . . . . . . . . . . . . . . .  23
9.   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.1  Survival of Warranties . . . . . . . . . . . . . . . . . . . . .  24
     9.2  Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  24
     9.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.4  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.5  Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . .  24


                                       ii.

     9.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.7  Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     9.8  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.9  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . .  25
     9.10 Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     9.11 Aggregation of Stock . . . . . . . . . . . . . . . . . . . . . .  25
     9.12 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  25

SCHEDULE A     -    Schedule of Investors

EXHIBIT A      -    Restated Certificate of Incorporation
EXHIBIT B      -    Schedule of Exceptions
EXHIBIT C      -    Schedule of Common Stockholders
EXHIBIT D      -    Proprietary Information and Inventions Agreement
EXHIBIT E      -    Fifth Amended and Restated Indemnity Agreement
EXHIBIT F      -    Fourth Amended and Restated Voting Agreement



                                      iii.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   SERIES E PREFERRED STOCK PURCHASE AGREEMENT


          THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT is made as of September 29, 1995, by and between Advanced Fibre Communications, Inc., a Delaware corporation (the "Company"), and the investors listed on SCHEDULE A hereto, each of which is herein referred to as an "Investor."


          THE PARTIES HEREBY AGREE AS FOLLOWS:

          1.   PURCHASE AND SALE OF STOCK.

          1.1  SALE AND ISSUANCE OF SERIES E PREFERRED STOCK.

          (a) The Company shall adopt and file with the Secretary of State of Delaware on or before the Closing (as defined below) its Restated Certificate of Incorporation (the "Certificate of Incorporation") in the form attached hereto as EXHIBIT A.

          (b) Subject to the terms and conditions of this Agreement, each Investor agrees, severally, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing that number of shares of the Company's Series E Preferred Stock set forth opposite each Investor's name on SCHEDULE A hereto for the purchase price of $14.00 per share, payable in cash or cancellation of indebtedness.

          1.2  CLOSING.       The purchase and sale of the Series E Preferred
Stock shall take place at the offices of Brobeck, Phleger & Harrison, Spear Street Tower, One Market, San Francisco, California 94105, at 10:00 a.m., on September 29, 1995, or at such other time and place as the Company and Investors acquiring in the aggregate more than half the shares of Series E Preferred Stock sold pursuant hereto mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing the Company shall deliver to each Investor a certificate representing the Series E Preferred Stock which such Investor is purchasing against delivery to the Company by such Investor of a check or wire transfer in the amount of the purchase price therefor payable to the Company's order.

          1.3  SUBSEQUENT SALE OF SERIES E PREFERRED STOCK.      The Company may
sell up to the balance of the authorized number of shares of Series E Preferred Stock not sold at the Closing to any Investor that did not purchase that number of shares of Series E Preferred Stock set forth opposite such Investor's name on SCHEDULE A, at a price not less than $14.00 per share, provided the purchase is consummated not later than December 31, 1995. Any such Investor shall become a party to this Agreement.

          2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.         The
Company hereby represents and warrants to each Investor that, except as set forth on the Schedule of Exceptions attached hereto as EXHIBIT B (the "Schedule of Exceptions"), specifically identifying the relevant subparagraph hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION.         The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.


                                       1.

          2.2  CAPITALIZATION AND VOTING RIGHTS.       The authorized capital of
the Company consists, or will consist prior to the Closing, of:

               (i)  PREFERRED STOCK.    Seventeen Million Six Hundred Seventy
Two Thousand Nine Hundred Eight (17,672,908) shares of Preferred Stock, of which Four Million Fifty Six Thousand Forty Four (4,056,044) shares have been designated Series A Preferred Stock, Two Million Five Hundred Fifty Six Thousand Forty Four (2,556,044) shares of which were issued and sold pursuant to that certain Series A Preferred Stock Purchase Agreement dated January 6, 1993 (the "First Series A Agreement") and One Million Five Hundred Thousand (1,500,000) shares of which were issued and sold pursuant to that certain Series A Preferred Stock Purchase Agreement dated April 23, 1993 (the "Second Series A Agreement"); Four Million Fifty Six Thousand Forty Four (4,056,044) shares have been designated Series A-1 Preferred Stock, none of which are outstanding; One Million Twenty Thousand Four Hundred Ten (1,020,410) shares have been designated Series B Preferred Stock, all of which were issued and sold pursuant to that certain Series B Preferred Stock Purchase Agreement dated October 5, 1993 (the "Series B Agreement"); One Million Twenty Thousand Four Hundred Ten (1,020,410) shares have been designated Series B-1 Preferred Stock, none of which are outstanding; One Million Six Hundred Thousand (1,600,000) shares have been designated Series C Preferred Stock, all of which were issued and sold pursuant to that certain Series C Preferred Stock Purchase Agreement dated March 16, 1994 (the "Series C Agreement"); One Million Six Hundred Thousand (1,600,000) shares have been designated Series C-1 Preferred Stock, none of which are outstanding; One Million Forty Thousand (1,040,000) shares have been designated Series D Preferred Stock, all of which were issued and sold pursuant to that certain Series D Preferred Stock Purchase Agreement dated October 27, 1994 (the
"Series D Agreement"); One Million Forty Thousand (1,040,000) shares have been designated Series D-1 Preferred Stock, none of which are outstanding; One Million One Hundred Twenty Thousand (1,120,000) shares have been designated Series E Preferred Stock, up to One Million Ninety Six Thousand Seven Hundred Seventy Two (1,096,772) of which shall be issued and sold pursuant to this Agreement; and One Million One Hundred Twenty Thousand (1,120,000) shares have been designated Series E-1 Preferred Stock, none of which are outstanding.The rights, privileges and preferences of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock (collectively, the "Preferred Stock") and the Series A-1 Preferred Stock, the Series B-1 Preferred Stock, the Series C-1 Preferred Stock, the Series D-1 Preferred Stock and the Series E-1 Preferred Stock (collectively, the "Shadow Preferred Stock") will be as stated in the Company's Certificate of Incorporation attached hereto as EXHIBIT A.

           (ii)     COMMON STOCK.       Forty Two Million Three Hundred Twenty
Seven Thousand Ninety Two (42,327,092) shares of common stock ("Common Stock"), of which Two Million Five Hundred Seven Thousand Three Hundred Sixty Four (2,507,364) shares are issued and outstanding and are owned by the persons and in the numbers specified in EXHIBIT C hereto.

          (iii) Except for (A) warrants to purchase 296,760 shares of Common Stock issued under the First Series A Agreement (the "Series A Warrants"),
(B) warrants to purchase 141,582 shares of Common Stock issued under the Series B Agreement (the "Series B Warrants"), (C) warrants to purchase 2,809,760 shares of Common Stock issued under the Series C Agreement (the "Series C Warrants"), (D) warrants to purchase 15,034 shares of Series E Preferred Stock issued to Hambrecht & Quist LP in connection with this Agreement (the "Series E Warrants") (the Series A Warrants, the Series B Warrants, the Series C Warrants, and the Series E Warrants are collectively referred to as the "Warrants"),
(D) 2,462,504 shares of Common Stock reserved for issuance under the Company's Stock Option Plan of which 1,655,590 shares have been granted pursuant to the Stock Option Plan, (E) the conversion privileges of the Preferred Stock, (F) the rights of first offer set forth in Section 8.7 hereof and Section 8.7 of the First Series A Agreement, the Second Series A Agreement, the Series B Agreement, the Series C Agreement and the Series C Agreement and Series D Agreement, and
(G) the rights of certain stockholders to receive additional shares of Series E Preferred Stock under the terms of the Fifth Amended and Restated Indemnity Agreement (the "Indemnity Agreement") in the form attached hereto as EXHIBIT E, there are not outstanding


                                       2.

any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3  SUBSIDIARIES.       The Company does not presently own or
control, directly or indirectly, any interest in any other corporation, association, or other business entity.

          2.4  AUTHORIZATION.      All corporate action on the part of the
Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Indemnity Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance (or reservation for issuance) and delivery of the Series E Preferred Stock being sold hereunder, the Series E-1 Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock has been taken or will be taken prior to the Closing, and this Agreement and the Indemnity Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          2.5  VALID ISSUANCE OF PREFERRED STOCK, COMMON STOCK AND WARRANTS.

          (a) The Series E Preferred Stock which is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, and the Series E Preferred Stock issuable under the Indemnity Agreement, when issued in accordance with the terms thereof, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investors in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Each of the Series E-1 Preferred Stock and the Common Stock issuable upon conversion of the Series E Preferred Stock purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Incorporation, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Preferred Stock hereunder.

          (b) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

          2.6  GOVERNMENTAL CONSENTS.        No consent, approval, order or
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to
Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder, which filing will be effected within 15 days of the sale of the Series E Preferred Stock hereunder.

          2.7  SECTION 83(B) ELECTIONS.      To the best of the Company's
knowledge, all elections and notices required by Section 83(b) of the Internal Revenue Code and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of the Company's Common Stock.

          2.8  LITIGATION.         There is no action, suit, proceeding or
investigation pending or currently threatened against the Company which questions the validity of this Agreement or the right of the Company


                                       3.

to enter into it, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Company's employees, their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

          2.9  PROPRIETARY INFORMATION AND STOCKHOLDER AGREEMENTS.         Each
employee, officer and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the form attached hereto as EXHIBIT D. The Company, after reasonable investigation, is not aware that any of its employees, officers or consultant are in violation thereof, and the Company will use its best efforts to prevent any such violation.

          2.10 PATENTS AND TRADEMARKS.       To the best of the Company's
knowledge, the Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.
The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his/her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, the occurrence of which might result in a material adverse change in the assets, condition or affairs of the Company.

          2.11 COMPLIANCE WITH OTHER INSTRUMENTS.      The Company is not in
violation or default of any provisions of its Certificate of Incorporation, as amended, or Bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation or default of which might result in a material adverse change in the assets, condition or affairs of the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.


                                       4.

          2.12 AGREEMENTS; ACTION.

          (a) Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

          (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound which may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $25,000; (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company; (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services; or (iv) minimum purchase commitments by or from the Company.

          (c) The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $25,000 in the aggregate; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (e) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or Bylaws, which adversely affects its business as now conducted or as proposed to be conducted, its assets, properties or financial condition.

          (f)  Since inception the Company has not engaged in any discussion
(i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

          2.13 RELATED-PARTY TRANSACTIONS.        No employee, officer, or
director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own less than 1% of the stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

          2.14 PERMITS.       The Company has all franchises, permits, licenses,
and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company


                                       5.

and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

          2.15 ENVIRONMENTAL AND SAFETY LAWS.          The Company is not in
violation of any applicable statute, law, or regulation relating to the environment, storage of hazardous substances or occupational health and safety, the violation of which might result in a material adverse change in the assets, conditions or affairs of the Company, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

          2.16 MANUFACTURING AND MARKETING RIGHTS.          The Company has not
granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to develop, manufacture, assemble, distribute, market, or sell its products. No supplier of components to the Company is a sole source of such components, except for those components that can be obtained from another supplier at substantially the same cost and quantities in a similar time frame.

          2.17 DISCLOSURE.         The Company has fully provided each Investor
with all the information which such Investor has requested for deciding whether to purchase the Series E Preferred Stock and all information which the Company believes is reasonably necessary to enable such Investor to make such decision. Neither this Agreement nor any other statement or certificate made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits (when taken as a whole) to state a material fact necessary to make the statements herein or therein not misleading in view of the circumstances under which they were made.

          2.18 BUSINESS PLAN.      The Business Plan has been prepared in good
faith by the Company and does not contain any untrue statement of a material fact nor does it omit to state a material fact necessary to make the statements made therein not misleading, except that with respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections.

          2.19 INSURANCE.          The Company has in full force and effect fire
and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

          2.20 REAL PROPERTY HOLDING COMPANY.          The Company is not a real
property holding company within the meaning of Internal Revenue Code Section
897.

          2.21 TITLE TO PROPERTY AND ASSETS.      The Company owns its property
and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

          2.22 LABOR AGREEMENTS AND ACTIONS.      The Company is not bound by or
subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the assets, properties, financial


                                       6.

condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

          2.23 FINANCIAL STATEMENTS.         The Company has delivered to each
Investor a copy of its audited balance sheet and profit and loss statement as of and for the year ended December 31, 1994 and its unaudited balance sheet and profit and loss statement as of and for the six months ended June 30, 1995 (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements accurately set out and describe the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 1995 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles and has retained KPMG Peat Marwick, independent certified public accountants, for the fiscal year ended December 31, 1995 to audit the financial statements for such fiscal year.

          2.24 CHANGES.       Since June 30, 1995 there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company;

          (c) any waiver by the Company of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company;

          (e) any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee; or

          (g) to the Company's knowledge, any other event or condition of any character which might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company.


                                       7.

          2.25 EMPLOYEE BENEFIT PLANS.       The Company does not have any
Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

          2.26 TAX RETURNS, PAYMENTS AND ELECTIONS.         The Company has
filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due, except those contested by it in good faith which are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended ("Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to methods of accounting, depreciation or amortization) which would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.

          2.27 MINUTE BOOKS.       The minute books of the Company provided to
counsel for the Investors contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

          2.28 REGISTRATION RIGHTS.          The Company is under no obligation
to register with the Securities and Exchange Commission any of its securities except as set forth in Section 7 of this Agreement.

          3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.        Each
Investor hereby represents and warrants that:

          3.1  AUTHORIZATION.      This Agreement constitutes its valid and
legally binding obligation, enforceable in accordance with its terms.

          3.2  PURCHASE ENTIRELY FOR OWN ACCOUNT.      This Agreement is made
with each Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series E Preferred Stock to be received by such Investor, the Series E-1 Preferred Stock and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Each investor represents that it has full power and authority to enter into this Agreement.

          3.3  DISCLOSURE OF INFORMATION.         Each Investor believes it has
received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Series E Preferred Stock. Each Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series E Preferred Stock. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

          3.4  INVESTMENT EXPERIENCE.        Each Investor has previously
invested in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Series E Preferred Stock. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the


                                       8.

Series E Preferred Stock unless all of the equity owners of such Investor are "accredited investors" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.5  ACCREDITED INVESTOR.          Each Investor is an "accredited
investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

          3.6  RESTRICTED SECURITIES.        It understands that the shares of
Series E Preferred Stock it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, each Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

          3.7  FURTHER LIMITATIONS ON DISPOSITION.          Without in any way
limiting the representations set forth above, each Investor further agrees not to make any disposition of all or any portion of the Series E Preferred Stock (or the Series E-1 Preferred Stock or the Common Stock issuable upon the conversion thereof) unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Agreement, and:

          (a) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

          (b)(i) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

          3.8  LEGENDS.       It is understood that the certificates evidencing
the Series E Preferred Stock (and the Series E-1 Preferred Stock or the Common Stock issuable upon conversion thereof) may bear one or all of the following legends:

          (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

          (b) "A STATEMENT OF ALL THE DESIGNATIONS, PREFERENCES, RIGHTS AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS GRANTED TO OR IMPOSED UPON THE RESPECTIVE CLASSES AND/OR SERIES OF SHARES OF STOCK OF THE COMPANY AND UPON THE HOLDERS THEREOF MAY BE OBTAINED BY ANY STOCKHOLDER UPON REQUEST AND WITHOUT CHARGE, AT THE PRINCIPAL OFFICE OF THE COMPANY."

          (c) "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCK PURCHASE AGREEMENT WHICH INCLUDES A MARKET STAND-OFF AGREEMENT. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY'S SECRETARY."


                                       9.

          (d) "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACQUIRING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT."

          (e)  Any legends required by the laws of the State of California.


          4.   CALIFORNIA COMMISSIONER OF CORPORATIONS.

          4.1  CORPORATE SECURITIES LAW.          THE SALE OF THE SECURITIES
WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          5.   CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING.       The
obligations of each Investor under subsection 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

          5.1  REPRESENTATIONS AND WARRANTIES.         The representations and
warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.


          5.2  PERFORMANCE.        The Company shall have PERFORMED and complied
with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.3  COMPLIANCE CERTIFICATE.       The President of the Company shall
deliver to each Investor at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that there shall have been no adverse change in the business, affairs, operations, properties, assets or condition of the Company since June 30, 1995.

          5.4  QUALIFICATIONS.          The Commissioner of Corporations of the
State of California shall have issued a permit qualifying the offer and sale of the Series E Preferred Stock and the underlying Series E-1 Preferred Stock and Common Stock to the Investors pursuant to this Agreement, or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          5.5  PROCEEDINGS AND DOCUMENTS.         All corporate and other
proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investors' counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          5.6  PROPRIETARY INFORMATION AGREEMENTS.          Each employee of the
Company shall have entered into a Proprietary Information and Inventions Agreement in the form attached hereto as EXHIBIT D.

          5.7  BYLAWS.        The Bylaws of the Company shall provide that the
Board of Directors of the Company shall consist of five (5) persons which number shall not be changed by an amendment to the


                                       10.

Certificate of Incorporation or the Bylaws without consent of a majority of the outstanding Preferred Stock voting together as one class.

          5.8  BOARD OF DIRECTORS.      The directors of the Company shall be
Donald Green, B.J. Cassin, Clifford Higgerson, Dan Rasdal and Brian Jackman.


          5.9  OPINION OF COMPANY COUNSEL.        Each Investor shall have
received from Brobeck, Phleger & Harrison, counsel for the Company, an opinion, dated as of the Closing, in form and substance satisfactory to counsel to the Investors, to the effect that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has the requisite corporate power and authority to own its properties and to conduct its business.

          (b) The Company is qualified to do business as a foreign corporation in any state or jurisdiction of the United States where its failure to do so would have a materially adverse effect on its business or properties.

          (c) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Indemnity Agreement. This Agreement and the Indemnity Agreement have been duly and validly authorized by the Company, duly executed and delivered by an authorized officer of the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company according to their respective terms; provided that enforceability of the Indemnity Agreement and the indemnity obligations of
Section 7.10 of this Agreement may be limited by public policy.

          (d)  The capitalization of the Company is as follows:

            (i)     PREFERRED STOCK.         Seventeen Million Six Hundred
Seventy Two Thousand Nine Hundred Eight (17,672,908) shares of Preferred Stock, of which Four Million Fifty Six Thousand Forty Four (4,056,044) shares have been designated Series A Preferred Stock, Two Million Five Hundred Fifty Six Thousand Forty Four (2,556,044) shares of which were purchased pursuant to the First Series A Agreement and One Million Five Hundred Thousand (1,500,000) shares of which were purchased pursuant to the Second Series A Agreement; Four Million Fifty Six Thousand and Forty Four (4,056,044) shares have been designated
Series A-1 Preferred Stock, none of which are outstanding; One Million Twenty Thousand Four Hundred Ten (1,020,410) shares have been designated Series B Preferred Stock, all of which were purchased pursuant to the Series B Agreement; One Million Twenty Thousand Four Hundred Ten (1,020,410) shares have been designated Series B-1 Preferred Stock, none of which are outstanding; One Million Six Hundred Thousand (1,600,000) shares have been designated Series C Preferred Stock, all of which were issued and sold pursuant to the Series C Agreement; One Million Six Hundred Thousand (1,600,000) shares have been designated Series C-1 Preferred Stock, none of which are outstanding; One Million Forty Thousand (1,040,000) shares have been designated Series D Preferred Stock, all of which were issued and sold pursuant to Series D Agreement; One Million Forty Thousand (1,040,000) shares have been designated Series D-1 Preferred Stock, none of which are outstanding; One Million One Hundred Twenty Thousand (1,120,000) shares have been designated Series E Preferred Stock, up to One Million Ninety Six Thousand Seven Hundred Seventy Two (1,096,772) of which shall be issued and sold pursuant to this Agreement; and One Million One Hundred Twenty Thousand (1,120,000) shares have been designated Series E-1 Preferred Stock, none of which are outstanding. The shares of Series A Preferred Stock issued and purchased pursuant to the First Series A Agreement and the Second Series A Agreement, the shares of Series B Preferred Stock issued and purchased pursuant to the Series B Agreement, the shares of Series C Preferred Stock issued and purchased pursuant to the Series C Agreement, the shares of Series D Preferred Stock issued and purchased pursuant to the Series D Agreement and the shares of Series E Preferred Stock issued hereunder have been duly authorized, issued and delivered, are validly outstanding, fully paid and


                                       11.

nonassessable, and have been approved by all requisite stockholder action. The respective rights, privileges and preferences of the Preferred Stock and the Shadow Preferred Stock are as stated in the Company's Certificate of Incorporation, attached as EXHIBIT A to this Agreement. The Series A-1 Preferred Stock and the Common Stock issuable upon the conversion of the Series A Preferred Stock purchased under the First Series A Agreement and the Second Series A Agreement, the Series B-1 Preferred Stock and the Common Stock issuable upon the conversion of the Series B Preferred Stock purchased under the Series B Agreement, the Series C-1 Preferred Stock and the Common Stock issuable upon conversion of the Series C Stock purchased under the Series C Agreement, the Series D-1 Preferred Stock and the Common Stock issuable upon conversion of the Series D Stock purchased under the Series D Agreement, and the Series E-1 Preferred Stock and the Common Stock issuable upon conversion of the Series E Stock purchased under this Agreement have been duly and validly reserved for issuance and, when issued in accordance with the Company's Certificate of Incorporation, will be validly issued, fully paid and nonassessable.

           (ii)     COMMON STOCK.       Forty Two Million Three Hundred Twenty
Seven Thousand Ninety Two (42,327,092) shares of Common Stock, of which Two Million Five Hundred Seven Thousand Three Hundred Sixty Four (2,507,364) shares are validly outstanding, fully paid and nonassessable and were issued in compliance with all applicable federal and state laws regarding the registration or qualification of securities.

          (iii) Except for (A) the Warrants, (B) the conversion privileges of the Preferred Stock, (C) the rights of first offer set forth in Section 8.6 hereof and Section 8.7 of the First Series A Agreement, the Second Series A Agreement, the Series B Agreement, the Series C Agreement and the Series D Agreement, (D) options to purchase up to 1,655,590 shares of Common Stock granted under the Company's Stock Option Plan and (E) the rights of certain stockholders to receive additional shares of Series E Preferred Stock under the terms of the Indemnity Agreement in the form attached hereto as EXHIBIT E, there are no preemptive rights or, to the best of counsel's knowledge, options, warrants, conversion privileges or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain any of the Company's securities.

          (e) The execution, delivery, performance and compliance with the terms of this Agreement and the Indemnity Agreement do not violate any provision of any applicable federal, state or, to the best of such counsel's knowledge, local law, rule or regulation or any provision of the Company's Certificate of Incorporation or Bylaws and does not conflict with or constitute a default under the provision of any judgment, writ, decree or order specifically identified in the Schedule of Exceptions or the material provisions of any material agreement specifically identified in the Schedule of Exceptions to which the Company is a party or by which it is bound.

          (f) All consents, approvals, orders or authorizations of, and all qualifications, registrations, designations, declarations or filings with, any federal or California state governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated by this Agreement and the Indemnity Agreement have been obtained, and are effective, as of the Closing or will be obtained and made after the Closing in accordance with the requirements of such federal or state governmental authority and such counsel is not aware of any proceedings, or threat thereof, which question the validity thereof.

          (g) Based in part upon the representations of the Investors, the offer and sale of the Series E Preferred Stock to the Investors pursuant to the terms of this Agreement are exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof and from the qualification requirements of the California Corporate Securities Law of 1968, as amended, by virtue of Section 25102(f) thereof, and, under such securities laws as they presently exist, the


                                       12.

issuance of Series E-1 Preferred Stock and Common Stock upon conversion of the Series E Preferred Stock would also be exempt from such registration and qualification requirements.

          (h) Such counsel is not aware that there is any action, proceeding or investigation pending against the Company or any of its officers, directors or employees, or that any of the foregoing has received any threat thereof, which questions the validity of the Agreement or the right of the Company or its officers, directors and employees to enter into such agreement or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition or affairs of the Company, nor is such counsel aware of any litigation pending, against the Company or any of its officers, directors or employees, or that any of the foregoing has received any threat thereof, by reason of the proposed activities of the Company, the past employment relationships of its officers, directors or employees, which might result, either individually or in the aggregate, in a material adverse change in the assets, condition or affairs of the Company.

          (i) Neither the Certificate of Incorporation nor the Bylaws of the Company is in violation of any provision of the General Corporation Law of the State of Delaware.

          5.10 INDEMNITY AGREEMENT.          The Company and Donald Green shall
have entered into the Indemnity Agreement in the form attached hereto as EXHIBIT E.

          5.11 CERTIFICATE OF THE SECRETARY OF THE COMPANY.      The Secretary
of the Company shall deliver to each Investor at the Closing a certificate certifying that the Certificate of Incorporation and the Bylaws attached thereto are true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as in effect.

          6.   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.         The
obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

          6.1  REPRESENTATIONS AND WARRANTIES.         The representations and
warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2  PAYMENT OF PURCHASE PRICE.         The Investor shall have
delivered the purchase price specified in Section 1.2.

          6.3  CALIFORNIA QUALIFICATION.          The Commissioner of
Corporations of the State of California shall have issued a permit qualifying the offer and sale to the Investor of the Series E Preferred Stock and the Common Stock issuable upon the conversion thereof or such offer and sale shall be exempt from such qualification under the California Corporate Securities Law of 1968, as amended.

          7.   REGISTRATION RIGHTS.          The Company covenants and agrees as
follows:

          7.1  DEFINITIONS.        For purposes of this Section 7:

          (a) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

          (b) The term "Registrable Securities" means (1) the Common Stock issuable or issued upon conversion of any shares of the Company's Preferred Stock or Shadow Preferred Stock; (2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right


                                       13.

or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred Stock, Shadow Preferred Stock or Common Stock; and (3) any Common Stock issuable or issued upon exercise of the Warrants, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his/her rights under this Section 7 are not assigned;

          (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

          (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 7.13 hereof; and

          (e) The term "Form S-3" means such form under the Act as in effect on the date hereof or any comparable or successor form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          7.2  REQUEST FOR REGISTRATION.

          (a) If the Company shall receive at any time after January 1, 1997, a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities having an anticipated aggregate offering price (net of discounts and commissions) of at least five million dollars ($5,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 7.2(b), effect as soon as practicable, and in any event shall use its best efforts to effect within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 9.6.

          (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 7.2 and the Company shall include such information in the written notice referred to in subsection 7.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his/her Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 7.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 7.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.


                                       14.

          (c) The Company is obligated to effect only one (1) such registration pursuant to this Section 7.2. Notwithstanding the foregoing, if Form S-3 is available for the offering of Registrable Securities requested by the Holders, then the demand right contained in this Section 7.2 shall not be available, and the Holders must proceed with the demand rights, if any, contained in Section 7.12.

          (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 7.2 a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12)-month period.

          (e) Notwithstanding the foregoing, if at the time of any request to register Registrable Securities pursuant to this Section 7.2 the Company is engaged in, or has fixed plans to file a registration statement within sixty
(60) days of the time of the request for, a registered public offering, other than a registration statement on Form S-8 or other comparable form, then the Company may at its option direct that such request be delayed for a period not in excess of six (6) months from the effective date of such registered offering.

          7.3  COMPANY REGISTRATION.         If (but without any obligation to
do so under this Agreement) the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 9.6, the Company shall, subject to the provisions of
Section 7.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          7.4  OBLIGATIONS OF THE COMPANY.        Whenever required under this
Section 7 to effect the registration of any Registrable securities, the Company shall, as expeditiously as reasonably possible:

          (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

          (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

          (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

          (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition


                                       15.

thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (g) At the request of any such Holder (i) furnish to such Holder on the effective date of the registration statement or, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement, an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Holder or Holders making such request, covering such matters with respect to the registration statement, the prospectus and each amendment or supplement thereto, proceedings under state and federal securities laws, other matters relating to the Company, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) use its best effort to furnish to such Holder letters dated each such effective date and such closing date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Holder or Holders making such request, stating that they are independent certified public accountants within the meaning of the Act and dealing with such matters as the underwriters may request, or, if the offering is not underwritten, that in the opinion of such accountants the financial statements and other financial data of the Company included in the registration statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Act, and additionally covering such other financial matters, including information as to the period ending not more than five (5) business days prior to the date of such letter with respect to the registration statement and prospectus, as such requesting Holder or Holders may reasonably request.

          7.5  FURNISH INFORMATION.

          (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 7 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

          (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 7.2 or Section 7.12 if, due to the failure of sufficient Holders to satisfy the condition precedent set forth in subsection 7.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 7.2(a) or subsection 7.12(b)(2), whichever is applicable.

          7.6  EXPENSES OF DEMAND REGISTRATION.        All expenses, other than
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 7.2, including (without limitation) all registration, filing and qualification fees, printer's and accounting


                                       16.

fees, and fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one (but only one) counsel for all the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 7.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to the one demand registration pursuant to
Section 7.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition or business of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 7.2.

          7.7  EXPENSES OF COMPANY REGISTRATION.       The Company shall bear
and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 7.3 for each Holder (which right may be assigned as provided in Section 7.13), including (without limitation) all registration, filing, and qualification fees, printer's and accounting fees relating or apportionable thereto, and fees and disbursements of counsel for the Company, but excluding the fees and disbursements of counsel for the selling Holders and underwriting discounts and commissions relating to Registrable Securities.

          7.8  UNDERWRITING REQUIREMENTS.         In connection with any
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 7.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro-rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder's securities are included. For purposes of the parenthetical in the preceding sentence concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

          7.9  DELAY OF REGISTRATION.        No Holder shall have any right to
obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 7.

          7.10 INDEMNIFICATION.         In the event any Registrable Securities
are included in a registration statement under this Section 7:


                                       17.

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

          (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 7.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

          (c)  Promptly after receipt by an indemnified party under this
Section 7.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party to the extent of such prejudice of any liability to the indemnified party under this


                                       18.

Section 7.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.10.

          (d) No indemnifying party, in the defense of any claim arising out of a Violation shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and, in the event the terms of such judgment or settlement include any term other than the payment by the indemnifying party of money damages, the indemnifying party shall not so consent or enter into such a settlement without the consent of each indemnified party (which will not be unreasonably withheld) whether or not the terms thereof include such a release.

          (e)  The obligations of the Company and Holders under this
Section 7.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 7, and otherwise.

          7.11 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934.         With a
view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

          (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          7.12 FORM S-3 REGISTRATION.        In case the Company shall receive
from the Holder or Holders of at least fifty percent (50%) of the Registrable Securities, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration,


                                       19.

qualification or compliance, pursuant to this Section 7.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;
(3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 7.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) within six (6) months of the effective date of any other registration statement relating to an underwritten public offering filed by the Company with the SEC; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; (6) more than twice in any twelve-month period, or (7) if the Company has already effected three (3) registrations on Form S-3 for the Holders pursuant to this Section 7.12.

          (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with any registration requested pursuant to this Section 7.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees, and the reasonable fees and disbursements up to $25,000 of one (but only one) counsel for all the selling Holder or Holders, but excluding underwriting discounts and commissions relating to Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section 7.12 shall not be counted as demands for registration pursuant to Section 7.2.

          7.13 ASSIGNMENT OF REGISTRATION RIGHTS.      The rights to cause the
Company to register Registrable Securities pursuant to this Section 7 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who, after such assignment or transfer, holds (i) at least 1% of the Registrable Securities then outstanding (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), or (ii) all of the shares of Registrable Securities initially issued to such Holder, provided that, within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 7.

          7.14 "MARKET STAND-OFF" AGREEMENT.      Each Investor hereby agrees
that during the period of duration specified by the Company and an underwriter of common stock or other securities of the Company (not to exceed 180 days) following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except common stock (or other securities) included in such registration; provided, however, that:


                                       20.

          (a) such agreement shall be applicable only to the first such registration statement effected by the Company which covers common stock (or other securities) to be sold on its behalf to the public in an underwritten offering; and

          (b) all officers and directors of the Company, holders of more than 1% of the Company's outstanding capital stock (calculated on an as-converted basis) and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          7.15 AMENDMENT OF REGISTRATION RIGHTS.       Any provision of this
Section 7 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

          7.16 TERMINATION OF REGISTRATION RIGHTS.          No Holder shall be
entitled to exercise any right provided for in this Section 7 if (i) such Holder is eligible to sell, transfer or otherwise convey all of such Holder's Registrable Securities pursuant to Rule 144 in any three-month period, or (ii) after five years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with a firm commitment underwritten public offering of its securities, whichever is earlier.

          8.   COVENANTS OF THE COMPANY.

          8.1  DELIVERY OF FINANCIAL STATEMENTS.

          (a) The Company shall furnish to each Investor who holds at least 300,000 shares of Preferred Stock (and/or the Common Stock issued upon conversion thereof) (each a "Major Investor") as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders' equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company.

          (b) The Company shall deliver to each Major Investor as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

          (c) The Company shall furnish to each Major Investor as soon as practicable, but in any event within thirty (30) days after the end of each month, an unaudited income statement and balance sheet as of the end of such month, in reasonable detail.

          (d) The Company shall furnish to each Major Investor as soon as practicable, but in any event thirty (30) days after the end of each fiscal year, a budget and business plan for the next fiscal year.


                                       21.

          (e) Notwithstanding any provisions contained in this Section 8.1 to the contrary, the Company shall not be obligated under this Section 8.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

          8.2  INSPECTION.         The Company shall permit each Major Investor,
at such Investor's expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 8.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

          8.3  TERMINATION OF INFORMATION AND INSPECTION COVENANTS.        The
covenants set forth in Section 8.1 and Section 8.2 shall terminate as to Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated, or when the Company first becomes subject to the periodic reporting requirements of the 1934 Act pursuant to Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          8.4  ASSIGNMENT OF INFORMATION AND INSPECTION RIGHTS.       The rights
granted pursuant to Section 8.1 and 8.2 may not be assigned or otherwise conveyed by any Investor or by any subsequent transferee of any such rights without the written consent of the Company, (i) other than to an entity or person who is an affiliate (as defined in Rule 12b-12 under the 1934 Act) of said Investor or subsequent transferee or (ii) unless the transferee of any such rights is acquiring at least 300,000 shares of Preferred Stock (or Common Stock issued upon conversion thereof) held by the transferring party immediately prior to the transfer.

          8.5  VISITATION RIGHTS.       The Company shall give notice to and
permit the attendance (but not the participation) of one designee of each Major Investor at each meeting of the Board of Directors and shall provide copies of actions taken by written consent of the Board to each Major Investor promptly after execution thereof. The rights set forth in this Section 8.5 shall terminate as to each Major Investor and be of no further force or effect upon the earlier to occur of (i) the disposition by such Investor of 50% or more of such Investor's Preferred Stock (and/or the Common Stock issued upon conversion thereof), (ii) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, or (iii) when the Company first becomes subject to the periodic reporting requirements of the 1934 Act pursuant to Sections 12(g) or 15(d) of the 1934 Act.

          8.6  RIGHT OF FIRST OFFER.         Subject to the terms and conditions
specified in this Section 8.6, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 8.6, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or debt or equity securities convertible into or exchangeable into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

          (a) The Company shall deliver a written notice ("Notice") to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.


                                       22.

          (b) By written notification received by the Company within 20 calendar days after giving of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Preferred Stock then held, by such Major Investor bears to the total number of shares of Preferred Stock of the Company then outstanding. The Company shall promptly, in writing, inform each Major Investor which purchases all the shares available to it ("Fully-Exercising Investor") of any other Major Investor's failure to do likewise. During the ten-day period commencing after such information is given, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed shares. If necessary, the foregoing process shall be repeated so that Fully-Exercising Investors will have the opportunity to purchase any and all remaining unsubscribed shares.

          (c) If all Shares which Major Investors are entitled to obtain pursuant to subsection 8.6(b) are not elected to be obtained as provided in subsection 8.6(b) hereof, the Company may, during the 90-day period following the expiration of the periods provided in subsection 8.6(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 30 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

          (d) The right of first offer in this Section 8.6 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options or convertible instruments therefor) to officers, directors or employees of, or consultants, equipment lessors, commercial lending institutions or independent contractors to, or persons having a business relationship with, the Company pursuant to a stock purchase or option or bonus plan or agreement or other equity incentive program or arrangement approved by the Board of Directors, (ii) a bona fide, firmly underwritten public offering of shares of Common Stock,
(iii) the issuance of securities pursuant to the conversion, exchange or exercise of convertible, exchangeable or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance of securities pursuant to the Indemnity Agreement, or (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes as determined by the Company's Board of Directors.

          (e) The right of first offer contained in this Section 8.6 shall terminate as to Major Investors and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public is consummated, or when the Company first becomes subject to the periodic reporting requirements of the 1934 Act pursuant to Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

          8.7  AMENDMENT TO COVENANTS OF COMPANY.      Any provision of this
Section 8 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Preferred Stock then outstanding and held by the Major Investors, voting together as a single class; provided, however, that if such amendment shall adversely affect the shares of one series of Preferred Stock in a different manner than the shares of another series of Preferred Stock, then such amendment shall


                                       23.

require the approval of the Major Investors holding a majority of the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock voting separately as a class; a majority of the then outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock voting separately as a class; a majority of the then outstanding Series C Preferred Stock and Series C-1 Preferred Stock voting separately as a class; a majority of the then outstanding Series D Preferred Stock and Series D-1 Preferred Stock voting separately as a class; and a majority of the then outstanding Series E Preferred Stock and Series E-1 Preferred Stock voting separately as a class. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any shares of Preferred Stock then outstanding, each future holder of all such shares and the Company.

          9.   MISCELLANEOUS.

          9.1  SURVIVAL OF WARRANTIES.       The warranties, representations and
covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company.

          9.2  SUCCESSORS AND ASSIGNS.       Except as otherwise provided
herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Series E Preferred Stock sold hereunder or any Series E-1 Preferred or Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          9.3  GOVERNING LAW.      This Agreement shall be governed by and
construed under the laws of the State of Delaware.

          9.4  COUNTERPARTS.       This Agreement may be executed in two or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.5  TITLES AND SUBTITLES.         The titles and subtitles used in
this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          9.6  NOTICES.       Unless otherwise provided, any notice required or
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          9.7  FINDER'S FEE.       Each party represents that it neither is nor
will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.

          The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.


                                       24.

          9.8  EXPENSES.      Irrespective of whether the Closing is effected,
the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificate of Incorporation, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          9.9  AMENDMENTS AND WAIVERS.       Except as provided in Section 7.15
with respect to amendments to Section 7 and as provided in Section 8.7 with respect to amendments to Section 8, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Series E Preferred Stock and the Series E-1 Preferred Stock and Common Stock issued or issuable upon conversion of the Series E Preferred Stock and the Series E-1 Preferred Stock. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company; provided, however, that no condition set forth in Section 5 hereof may be waived with respect to any Investor who does not consent thereto.

          9.10 SEVERABILITY.       If one or more provisions of this Agreement
are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          9.11 AGGREGATION OF STOCK.         All shares of the Series E
Preferred Stock and Series E-1 Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          9.12 ENTIRE AGREEMENT.        This Agreement and the documents
referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.


                                       25.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.




                              ADVANCED FIBRE COMMUNICATIONS



                              By:  /s/ Donald Green
                                 ---------------------------------------
                                   Donald Green, President

                         Address:  P.O. Box 751239
                                   1445 McDowell Boulevard North
                                   Suite B
                                   Petaluma, CA   94975-1239





                         INVESTOR:
                                   --------------------------------------

                              By:
                                   --------------------------------------
                              Address:
                                      ------------------------------------

                                      ------------------------------------

                                      ------------------------------------





         SIGNATURE PAGE FOR SERIES E PREFERRED STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                         ADVANCED FIBRE COMMUNICATIONS

                    By:  /s/ Donald Green
                         ------------------------------------------
                         Donald Green, President

                         P.O. Box 751239
                         1445 McDowell Boulevard North, Suite B
                         Petaluma, CA   94975-1239

               INVESTOR: JAFCO AND AFFILIATES
                         (collectively, one purchaser)

                         JAPAN ASSOCIATED FINANCE CO., LTD.

                         /s/ Kanji Oka
                         ------------------------------------------------
                    By:  Kanji Oka, Executive Vice President
                         Japan Associated Finance Co., Ltd.


                         JAFCO G-5 INVESTMENT ENTERPRISE PARTNERSHIP

                         /s/ Kanji Oka
                         ------------------------------------------------
                    By:  Kanji Oka, Executive Vice President
                         Japan Associated Finance Co., Ltd.
                         Its Executive Partner


                         JAFCO R-1(A) INVESTMENT ENTERPRISE PARTNERSHIP

                         /s/ Kanji Oka
                         ------------------------------------------------
                    By:  Kanji Oka, Executive Vice President
                         Japan Associated Finance Co., Ltd.
                         Its Executive Partner


                         JAFCO R-1(B) INVESTMENT ENTERPRISE PARTNERSHIP

                         /s/ Kanji Oka
                         ------------------------------------------------
                    By:  Kanji Oka, Executive Vice President
                         Japan Associated Finance Co., Ltd.
                         Its Executive Partner


                         U.S. INFORMATION TECHNOLOGY INVESTMENT ENTERPRISE PARTNERSHIP

                         /s/ Kanji Oka
                         ------------------------------------------------
                    By:  Kanji Oka, Executive Vice President
                         Japan Associated Finance Co., Ltd.
                         Its Executive Partner

         SIGNATURE PAGE FOR SERIES E PREFERRED STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                         ADVANCED FIBRE COMMUNICATIONS



                    By:  /s/ Donald Green
                         ------------------------------------------------
                         Donald Green, President

                         P.O. Box 751239
                         1445 McDowell Boulevard North, Suite B
                         Petaluma, CA        94975-1239



               INVESTOR: NORWEST EQUITY PARTNERS V,
                         A MINNESOTA LIMITED LIABILITY PARTNERSHIP
                    By:  Itasca Partners V, L.L.P.
                         General Partner


                    By:  /s/ Promod Haque
                         ------------------------------------------------
                         Name:  Promod Haque
                         Title:  Partner





         SIGNATURE PAGE FOR SERIES E PREFERRED STOCK PURCHASE AGREEMENT

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                         ADVANCED FIBRE COMMUNICATIONS


                    By:  /s/ Donald Green
                         ------------------------------------------------
                         Donald Green, President

                         P.O. Box 751239
                         1445 McDowell Boulevard North, Suite B
                         Petaluma, CA  94975-1239



               INVESTOR: RAPTOR GLOBAL FUND L.P.


                    By:  /s/ James J. Pallotta
                         ------------------------------------------------
                         Name:  James J. Pallotta
                         Title: Vice President of Corporate General Partner



               INVESTOR:  RAPTOR GLOBAL FUND LTD


                    By:  /s/ James J. Pallotta
                         ------------------------------------------------
                         Name:  James J. Pallotta
                         Title: Vice President of Trading Advisor



               INVESTOR: TUDOR BVI FUTURES, LTD


                    By:  /s/ Patrick A. Keenan
                         ------------------------------------------------
                         Name:  Patrick A. Keenan
                         Title: Vice President and Chief Financial Officer
                                  of Trading Advisor



               INVESTOR: TUDOR ARBITRAGE PARTNERS, L.P.


                    By:  /s/ Patrick A. Keenan
                         ------------------------------------------------
                         Name:  Patrick A. Keenan
                         Title:



         SIGNATURE PAGE FOR SERIES E PREFERRED STOCK PURCHASE AGREEMENT

                                   SCHEDULE A

                              SCHEDULE OF INVESTORS

                          AFC SERIES E PREFERRED STOCK

                                $14.00 PER SHARE


           INVESTOR                              SHARES                      PROCEEDS
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
JAPAN ASSOCIATED FINANCE CO., LTD.               14,286                      $200,004
- ----------------------------------------------------------------------------------------------------
JAFCO G-5 INVESTMENT ENTERPRISE                  29,538                       413,532
PARTNERSHIP
- ----------------------------------------------------------------------------------------------------
JAFCO R-1(A) INVESTMENT ENTERPRISE               13,802                       193,228
PARTNERSHIP
- ----------------------------------------------------------------------------------------------------
JAFCO R-1(B) INVESTMENT ENTERPRISE               13,802                       193,228
PARTNERSHIP
- ----------------------------------------------------------------------------------------------------
U.S. INFORMATION TECHNOLOGY                     285,714                     3,999,996
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
INVESTMENT ENTERPRISE PARTNERSHIP
- ----------------------------------------------------------------------------------------------------
                JAFCO GROUP:                                   357,142                     4,999,988
- ----------------------------------------------------------------------------------------------------
RAPTOR GLOBAL FUND L.P.                          23,477                       328,678
- ----------------------------------------------------------------------------------------------------
RAPTOR GLOBAL FUND LTD                           31,645                       443,030
- ----------------------------------------------------------------------------------------------------
TUDOR BVI FUTURES, LTD                          148,402                     2,077,628
- ----------------------------------------------------------------------------------------------------
TUDOR ARBITRAGE PARTNERS, L.P.                   46,476                       650,664
- ----------------------------------------------------------------------------------------------------
                TUDOR GROUP:                                   250,000                     3,500,000
- ----------------------------------------------------------------------------------------------------
NORWEST EQUITY PARTNERS V, A MINNESOTA          489,628        489,628      6,854,792      6,854,792
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
LIMITED LIABILITY PARTNERSHIP
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------
TOTALS:                                       1,096,770      1,096,770    $15,354,780    $15,354,780
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------



                                       30.